List of Trustees who have signed an Indemnification Agreement:

Liaquat Ahamed
Ravi Akhoury
Jameson A. Baxter
Barbara M. Baumann
Robert J. Darretta
Katinka Domotorffy
John A. Hill
Paul L. Joskow
Kenneth R. Leibler
Robert E. Patterson
George Putnam, III
Robert L. Reynolds
W. Thomas Stephens